UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2004

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of	(Commission	(I.R.S. employer
incorporation or organization)	file number)	identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)
(870) 541-1000 (Registrant’s telephone number, including area code)

ITEM: 9 REGULATION FD DISCLOSURE

        The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer and Barry L. Crow, Chief Financial Officer, of Simmons First National Corporation during the company’s Fourth Quarter Earnings Release Conference Call held at 3:00 P.M. Central Standard Time on January 15, 2004.

        Good afternoon, I am Barry Crow, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our 4th quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer. The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then Mr. May and I will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

        Our goal is to make this call as useful as possible for each of you in understanding the future plans, prospects and expectations for our Company. To that end, we will make certain forward looking statements about our plans and expectations of future events, including statements about our goals and expectations for net income, earnings per share, net interest margin, net interest income, non-interest income and expenses, and asset quality. You should understand that our actual results may differ materially from those projected in any forward looking statements due to a number of risks and uncertainties, some of which we will point out during the course of this call. For more information concerning the risks associated with our business, you should refer to the forward-looking information caption of our annual report on Form 10-K and other public reports filed with the SEC. With that said, I will turn the call over to Mr. Tommy May.

        Thank you Barry, and welcome everyone to our fourth quarter conference call. Today, Simmons First National Corporation announced record earnings of $23.8 million or $1.65 diluted earnings per share for the year ended December 31, 2003. These earnings reflect an 11 cents, or 7.1%, increase in diluted earnings per share on a year to year basis. Return on average assets and return on average stockholders' equity for the year ended December 31, 2003, was 1.18% and 11.57%, compared to 1.12% and 11.56%, respectively, for the year ended 2002.

         The increase in 2003 earnings over 2002 is primarily attributable to the increase in the Company’s mortgage production volume, investment banking revenue, the growth in the loan portfolio and a lower provision for loan losses, which correlates to improved asset quality. Needless to say, we were particularly pleased with the results of 2003, since we were reasonably close to our expectations.

        At our Q2 and Q3 earnings teleconferences, we discussed the nonrecurring income related to a reserve that had been established in conjunction with reps and warranties associated with the 1998 sale of mortgage servicing. Excluding this nonrecurring item, the Company would have reported $1.62 diluted earnings per share for the year ended December 31, 2003.

        Earnings for the three-month period ended December 31, 2003, were $5.3 million, or $0.37 diluted earnings per share, compared to $5.7 million, or $0.40 diluted earnings per share for the three-month period ended December 31, 2002. These earnings reflect a 6.1% decrease in net income and a 7.5% decrease in diluted earnings per share over the fourth quarter last year. The decrease in 2003 Q4 earnings versus 2002 Q4 earnings is primarily attributable to a lower refinancing volume in the Company’s mortgage production and reduced revenues and increased expenses from the Company’s bankcard operations. We will discuss these items in more detail later during this teleconference.

        The Company’s net interest margin on a quarter over quarter basis declined by 24 basis points from 4.41% to 4.17%. The yield on earnings assets declined by 81 basis points, while cost of funds decreased 67 basis points. While the Company’s earning assets increased a very respectable 9.2%, the resulting asset mix only produced an increase in net interest income of 3.6%. This can be attributed to three factors. The first is the high level of called securities and prepaid loans with interest rates being at historical lows. Second, while there was growth in the Company’s loan portfolio, two of the higher yielding products, credit cards and consumer lending, decreased an average of $25 million on a quarter over quarter basis. Lastly, while the recently completed acquisition is anticipated to be EPS accretive, it does negatively impact net interest margin approximately 10 basis points on a yearly basis.

        Non-interest income for the fourth quarter 2003 was $9.0 million compared to $9.2 million for the same period in 2002. This slight decrease can be primarily attributed to the reduction we experienced in our mortgage loan production volume. For Q4 mortgage income, net of commissions, was $792,000 or a $489,000 decrease from the same quarter last year. Like most of the banking industry, the mortgage production revenues allowed us to grow earnings in a low interest rate environment. The challenge going forward is that the market has slowed significantly with the 30 year rate at less than 5.5%. To compound the challenge, the experts expect to see higher interest rates during 2004, which will naturally result in a continuance of reduced revenues from these sources. Additionally, credit card fees declined $219,000 on a quarter over quarter basis. This decline is the result of an on-going reduction in the number of cardholder accounts, due to the competitive pressure in the credit card industry.

        Non-interest expense for the fourth quarter 2003 was $19.0 million, an increase of $1.4 million or 8.1% from the same period in 2002. This increase is primarily the result of an increase in salary and employee benefits and credit card expenses. The salary and employee benefits increase is principally associated with normal salary adjustments and the increased cost of health insurance. The credit card expense increase was primarily attributable the Company’s airline miles reward program. Based on our continuing analysis of projected air miles usage, we increased the estimated liability associated with this program by $500,000 in Q4. As matter of note, 2003 was the Company’s third year in this program, which is typically the time frame when cardholders have accumulated enough miles to begin exercising their accrued miles. For 2004 the Company is projecting a quarterly expense for airline miles reward of $115,000.

        Concerning our loan portfolio, as of December 31, 2003, we are pleased to report loans totaled $1.4 billion, an increase of $161 million, or 12.8%, from the same period a year ago. While the primary increase was due to the approximately $100 million in loans that were acquired in the recently completed acquisition of nine branches from Union Planters Bank, we were also pleased with the increased loan demand in our construction and commercial real estate loan portfolios. However, as previously reported, portions of the consumer market remains a challenge. We continue to experience relatively slow consumer loan demand, which we attribute to the general economic conditions and competitive pressures in credit card and indirect lending.

        We continue to be pleased with the trends we are seeing in our asset quality ratios. As of December 31st, the allowance for loan losses as a percent of total loans equaled 1.79%, and the allowance improved to 219% of non-performing loans. The net charge-off ratio for the quarter was 77 basis points. As mentioned in previous teleconferences, while our net charge-off ratio appears higher than our peer, it should be noted that our credit card net charge-offs represent 31 basis points of the 77 basis points. Further, the credit card net charge-off ratio is 2.6% of the average credit card portfolio, which is some 350 basis points below the industry average of 6.1%.

         As previously discussed, the Company has a stock repurchase program that authorizes the repurchase of up to 800,000 shares. During 2003, the Company has repurchased 82,000 shares of stock with a weighted average repurchase price of $20.99 per share. We have about 55,000 shares remaining and we fully expect to renew the repurchase program upon the completion of the current plan.

        Let me take a minute to update you on the Company’s recent acquisition activity. First, as previously mentioned, during the fourth quarter of 2003 the Company completed the purchase of nine financial centers in North Central and Northeast Arkansas with loans and deposits totaling approximately $100 million and $130 million, respectively. Second, the Company also announced the merger of Alliance Bancorporation, Inc. of Hot Springs, Arkansas into Simmons First National Corporation with assets totaling approximately $140 million. The Alliance transaction is expected to close in the first quarter of 2004. These transactions, which are expected to be slightly accretive in 2004, allow us to fill a geographic void that we currently have and reflect the vision of Simmons First to provide our customers statewide access.

        After completion of the recently announced acquisitions, Simmons First National Corporation, a financial holding company, will have assets of approximately $2.4 billion, with eight community banks, conducting financial operations from 79 offices, of which 77 are financial centers, in 45 communities.

        As we look toward 2004, we expect the volume of mortgage loan production to return to more normal levels, competitive pressure on our consumer loan and credit card portfolios will likely continue to be a challenge, our net interest margin will be slightly compressed in a rising rate environment, and we previously reported that 2003 earnings per share included a non-recurring gain of $.03 per share. As a result of all these issues, we expect to see only a modest increase in earnings per share in 2004. We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

         That concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Debbie to come back on the line and, once again, explain how to queue in for questions.

         During the question and answer session, management made several comments in response to questions, three of which may not been disclosed in previous filings. First, in response to a question regarding earnings estimates for 2004, management clarified that we expected a modest increase in EPS when compared to the $1.65 EPS for 2003. Second, in response to a question regarding the Company's acquisition pipeline, management commented on its previously disclosed goal of having a 10% state-wide market share, and continuing to look for acquisition targets with $200 million in assets. Third, in response to a series of questions regarding the Company's credit card operations, management indicated that capital allocated to the credit card portfolio was approximately $12 million and the credit card portfolio contributes approximately $15 million to pre-tax profits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: January 15, 2004	/s/ Barry L. Crow
Barry L. Crow, Executive Vice President

and Chief Financial Officer